Exhibit 99.1
news release
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Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Promotes Gregory N. Dudkin to Executive Vice President and Chief Operating Officer; Stephanie R. Raymond Named PPL Electric Utilities President

ALLENTOWN, Pa. (April 5, 2021) — PPL Corporation (NYSE: PPL) announced today that Gregory N. Dudkin, PPL Electric Utilities president since 2012, has been elected executive vice president and chief operating officer of PPL. Stephanie R. Raymond, vice president of Distribution Operations, will succeed him as president of PPL Electric Utilities, PPL’s Pennsylvania electric utility subsidary. The changes are effective April 12, 2021.
Under Dudkin’s leadership over the past decade, PPL Electric Utilities has developed one of the nation’s most advanced electricity networks, consistently delivered award-winning customer satisfaction, and firmly established itself among the industry’s leaders in reliability. He brings four decades of experience in energy and telecommunications operations to his new role as COO.
Raymond, a key member of PPL Electric Utilities’ leadership team, has also played a central role in spearheading the Pennsylvania electricity delivery company’s operational excellence over the past decade, having led both the utility’s Distribution Operations and Transmission and Substation departments during her tenure. In her current role as vice president of Distribution Operations, she has overseen expansive smart grid improvements that have strengthened grid resilience and avoided more than 1 million customer power outages since 2015.
“As we strategically reposition PPL to focus squarely on high-performing energy companies in the U.S., the promotions of Greg and Stephanie will help us build on our strong performance record and create additional value for all stakeholders,” said Vincent Sorgi, PPL’s president and chief executive officer.
“As president of PPL Electric Utilities, Greg has proven himself an exceptional leader, someone who sets ambitious goals, rallies his team to achieve those goals and inspires employees to find innovative solutions to today’s challenges. He is relentlessly focused on improving service to customers and is committed to creating the utility of the future,” said Sorgi. “I expect that Greg will bring this same vision and energy to his new role as COO, driving continuous improvement across PPL while positioning our companies for long-term success.”
In his new position, Dudkin will report to Sorgi and oversee PPL’s regulated utility operations in the U.S., with the heads of PPL’s Pennsylvania and Kentucky utility operations reporting to him.
In addition, he will oversee the process to secure regulatory approval of PPL’s planned acquisition of The Narragansett Electric Company in Rhode Island and to integrate this electricity and gas delivery business into PPL. In March, PPL announced separate agreements to sell its U.K. utility business to National Grid and to acquire Narragansett Electric from National Grid. The transactions are expected to close within four months and one year, respectively, and will reposition PPL as a high-growth, U.S.-focused energy company.
In her new role, Raymond will oversee electricity delivery and customer service to 1.4 million homes and businesses in eastern and central Pennsylvania, as well as PPL Electric Utilities’ continued investments in infrastructure and technology to improve service to customers. This includes the company’s ongoing work to strengthen and modernize the power grid and enable increased integration of distributed energy resources, including solar power and energy storage, that will advance a cleaner energy future.
“I am thrilled that Stephanie will lead PPL Electric Utilities forward in delivering for our customers and the communities we serve,” said Sorgi. “Her strong leadership skills, extensive experience and deep knowledge of the business make her well-qualified for her new role, and I am confident PPL Electric Utilities and its customers will be in good hands.”

Additional background on Greg Dudkin
Dudkin, who joined PPL Electric Utilities in 2009 as senior vice president of Operations, was named president of the company in 2012. Under his leadership over the past decade, PPL Electric Utilities reduced the number of power outages customers experience by nearly 30% and increased customer satisfaction substantially, consistently earning customer satisfaction awards year after year. In addition, PPL Electric Utilities has significantly improved operational efficiency, resulting in rates well below the mid-Atlantic average, and invested more than $10 billion to strengthen grid resilience and advance a cleaner energy future.
Prior to joining PPL, he served as Comcast’s senior vice president of technical operations and fulfillment and as a regional senior vice president for the telecommunications company. In addition, he has 24 years of wide-ranging electric and gas utility experience at subsidiaries of Exelon Corporation, where he served in a variety of leadership positions. He holds a bachelor’s degree in mechanical engineering from the University of Delaware and a master’s in business administration from Widener University of Chester, Pennsylvania.
Dudkin serves on the board of directors of the Energy Association of Pennsylvania and serves on a number of other industry and community boards, including the Southeast Electric Exchange and the Lehigh Valley Economic Development Corporation. He is also a member of the Smithsonian Science Education Center National Advisory Board and PPL Foundation’s board of directors.

Additional background on Stephanie Raymond
Raymond, who joined PPL Electric Utilities in 2011 as director of Project and Contract Management, has served as vice president of Distribution Operations since 2018. Prior to that, she was vice president of Transmission and Substations for four years.
Before arriving at PPL Electric Utilities, she served as chief operating officer of CablenetServices Inc. and in numerous senior leadership positions for Comcast Cable Communications, General Fiber Communications, International Fibercom Inc., and All Star Telecom. She holds a bachelor’s degree in business administration-finance/strategic management from California State University.
Raymond serves as board chair of Valley Youth House, which supports vulnerable, abused and homeless youth, and as vice president of PPL Foundation.

Headquartered in Allentown, Pennsylvania, PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the United States and United Kingdom. With more than 12,000 employees, PPL is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

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Statements contained in this news release, including statements with respect to future earnings, performance and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in these statements. Any forward-looking statements should be considered in light of the factors and other matters discussed in "Item 1A. Risk Factors" and "Item 7. Combined Management's Discussion and Analysis of Financial Condition and Results

of Operations" in PPL Corporation’s 2020 Annual Report on Form 10-K, and other reports on file with the Securities and Exchange Commission.

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